Exhibit 10.316

Execution Copy

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS

This Settlement Agreement and Mutual Release of All Claims (“Settlement Agreement”) is entered into by and between Ligand Pharmaceuticals Incorporated (“Ligand”) and The Salk Institute for Biological Studies (“Salk”).

RECITALS:

A. Salk and Ligand entered into a license agreement, effective as of October 20, 1988 (the “Original Agreement”), pursuant to which Salk exclusively licensed to Ligand rights to certain intellectual property. Effective as of September 15, 1989, December 1, 1989 and October 20, 1990, Salk and Ligand entered into amendments to the Original Agreement (the Original Agreement, as so amended, the “1988 Agreement”).

B. Salk and Ligand entered into an Amended and Restated License Agreement effective as of April 12, 2002, pursuant to which they restated the 1988 Agreement and agreed to additional amendments to the 1988 Agreement, all as set forth in the Amended and Restated License Agreement, which was later amended in part on February 13, 2003 (as so amended, the “2002 ALA”).

C. Salk and Ligand entered into a license agreement, effective January 28, 1997, pursuant to which Salk licensed to Ligand rights to certain intellectual property, which was later amended in part on February 13, 2003 (as so amended, the “PPAR Agreement”).

D. A dispute has arisen between Ligand and Salk concerning their respective rights and obligations under the 2002 ALA. Following a mediation during June 2007, Salk filed a formal demand for arbitration, filed a Statement of Claim and Ligand asserted various counterclaims in the Arbitration. The parties are scheduled to commence an arbitration hearing on September 29, 2008 before the American Arbitration Association, Case No. 73 193Y 00344 07 TNM, captioned, The Salk Institute for Biological Studies Claimant and Counterclaim Respondent versus Ligand Pharmaceuticals, Inc. , Respondent and Counterclaimant (the “Arbitration”).

E. In accordance with the provisions of this Settlement Agreement, Ligand and Salk have reached a settlement and resolution of all disputes that have arisen between them, including all disputes concerning the 2002 ALA, and wish to terminate the 2002 ALA and the PPAR Agreement as set forth in Section 4 below.

AGREEMENT:

1.	Materiality. Salk and Ligand acknowledge and agree that each provision of this Settlement Agreement is material to their respective decisions to settle said legal action and all disputes that have arisen between them concerning the 2002 ALA and to terminate the 2002 ALA subject to Section 4.5 herein regarding bazedoxifene and to terminate the PPAR Agreement as set forth in Section 4 below. Salk and Ligand further acknowledge and agree that neither of them would have entered into this Settlement Agreement in the absence of any of its provisions.

2.	Investigation. Each party acknowledges and agrees that it as made an acceptable investigation of the facts pertaining to this settlement, this Settlement Agreement and the matters pertaining thereto.

3.	Payments.

3.1 Payments. Ligand will pay to Salk an aggregate amount of Thirteen Million Dollars ($13,000,000), payable as follows by wire transfer: (a) one (1) business day following the later of receipt by Ligand of written wire transfer instructions from Salk or the Effective Date, Ligand will pay to Salk Nine Million Five Hundred Thousand Dollars ($9,500,000) (the “Initial Payment”); and (b) on the six-month anniversary of the Effective Date, Ligand will pay to Salk Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Additional Payment”, and together with the Initial Payment, the “Payments”).

3.2 Patent Costs. Within [***] ([***]) days of receipt of an invoice accompanied by reasonable supporting documentation, Ligand shall reimburse Salk for its actual Patent Costs incurred through the Effective Date (as defined in Article 4.12 of the 2002 ALA and/or Section 7.2 (a) of the PPAR Agreement, as applicable), not to exceed [***] ($[***]).

4.	Termination of Agreements; Covenant Not to Sue.

4.1 Termination of Agreements. In partial consideration of the Payments made by Ligand hereunder, Salk and Ligand agree that, as of the Effective Date, and except as set forth in Sections 4.2 and 4.5 below, (a) the 2002 ALA shall be terminated; however, the provisions of Article 15 concerning confidentiality and Article 17 concerning disclaimer of liability and indemnification shall survive the termination of the 2002 ALA, Article 15 for a period of [***] ([***]) [***], and Article 17 [***]; and (b) notwithstanding Section 9.3 of the PPAR Agreement, the PPAR Agreement shall be terminated; however[***] and [***] shall survive the termination of the PPAR Agreement.

4.2 Continuation of Certain Sublicensed or Assigned Rights. Salk acknowledges that Ligand has previously conveyed, or granted irrevocable and/or perpetual sublicenses of, certain of the rights granted to Ligand under the 2002 ALA and/or the PPAR Agreement including, without limitation, pursuant to (a) that certain Purchase Agreement dated September 7, 2006 among Ligand, Seragen, Inc., Eisai Inc. and Eisai Co., Ltd, (b) that certain License Agreement effective June 30, 1999 between Ligand and X-Ceptor Therapeutics, Inc. (as amended) and (c) that certain Amended and Restated Technology Cross License Agreement dated September 24, 1997 among Allergan, Inc., Ligand and Allergan Ligand Retinoid Therapeutics, Inc. The prior conveyance and/or grant of such sublicense rights shall continue in full force and effect subject to the terms and conditions of this Settlement Agreement, including without limitation, Section 4.3, and shall be deemed assigned to Salk pursuant to Section 2.3 of the PPAR Agreement and consistent with Article 11.5 of the 2002 ALA, as applicable.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Subject to the aforementioned rights granted by Ligand to third parties, all rights granted to Ligand by Salk under the 2002 ALA and the PPAR Agreement shall revert as of the Effective Date to Salk for the benefit of Salk.

4.3 No Additional Payments. Salk acknowledges that no additional payments other than the Payments shall be due to Salk from and after the Effective Date from Ligand or any sublicensee or assignee for any past, present or future conduct that may have been subject to the 2002 ALA or the PPAR Agreement , including, without limitation, for Promacta, lasofoxifene, LGD-4665, LGD-4033, any EPO modulator or any other compound developed by Ligand alone or with a third party, whether in the past, present or future that may have been subject to the 2002 ALA or the PPAR Agreement (other than payments with respect to bazedoxifene as to which the parties have agreed as set forth in Section 4.5).

4.4 Covenant Not to Sue. In partial consideration of the Payments made by Ligand hereunder, only subject to Section 4.5 below and the obligations of this Settlement Agreement, Salk hereby grants to Ligand and its sublicensees, only to the extent that they received rights from Ligand, a covenant not to sue Ligand or its sublicensees under any patents or know-how owned or controlled by Salk that was the subject to the 2002 ALA or the PPAR Agreement for any past, present or future use of such patents and know-how and acknowledges Ligand’s and its sublicensees’ right to use such technology for uses reasonably related to submission of information to the FDA or other regulatory authorities.

4.5 Bazedoxifene. Notwithstanding Section 4.1 of this Settlement Agreement regarding Termination of Agreements and Section 4.4 of this Settlement Agreement regarding Covenant Not to Sue, [***] of the 2002 ALA shall remain in force solely related to bazedoxifene until the earlier of (a) March 29, 2011 (the expiration of U.S. Patent No. 5,298,429) or (b) the mutual agreement of the parties to the termination of the surviving sections of the 2002 ALA related to bazedoxifene. For the avoidance of doubt, any payments made by Ligand to acquire a paid-up license pursuant to Section 4.8 shall be calculated consistent with payments made by Ligand prior to the Effective Date under Section 4.8 related to bazedoxifene.

5.	Warranties and Representations by Each Party. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) it is a corporation or entity duly organized and validly existing under the laws of the jurisdiction in which it is incorporated;

(b) it has full corporate or institutional power and authority, and has obtained all approvals, permits and consents necessary, to enter into this Agreement and to perform its obligations hereunder;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms; and

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental or regulatory authority having jurisdiction over it.

6.	Publicity Regarding Settlement: News Release.

6.1 Characterization of Settlement. Ligand and Salk agree that in characterizing or describing the settlement and resolution of said legal action or the terms and conditions of this Settlement Agreement, neither party will make any statements that such party has been successful, attained a victory, or prevailed in the Arbitration. Salk and Ligand acknowledge that this Settlement Agreement is the product of a compromise and that neither of them has attained a victory, prevailed, or succeeded in the Arbitration.

6.2 Press Release; SEC Filings. Salk and Ligand shall, within four (4) business days after the Effective Date of this Settlement Agreement, issue a mutually agreed upon joint press release in the form to be proposed by Ligand and subject to Salk’s prior written approval, not to be unreasonably withheld. In the event Salk does not provide its written approval within one (1) business day after receipt from Ligand of the draft joint press release, Ligand may issue a press release in its own name in furtherance of its disclosure obligations as a publicly traded company. The parties acknowledge that Ligand is obligated to file a Current Report on Form 8-K in connection with the execution of this Settlement Agreement.

7.	Mutual Release of Claims. In consideration of the obligations, warranties and representations of each of the parties to this Settlement Agreement, and excluding claims arising out of, based upon or relating to bazedoxifene after the Effective Date and contingent upon each party’s timely performance of them, Salk and Ligand each hereby releases and forever discharges the other, and each of their stockholders, predecessors, successors, affiliated corporations, subsidiary corporations, parent corporations, agents, directors, officers, employees, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, from any and all liability whatever, including all claims, demands and causes of action, of every nature, including, without limitation, any claims for breach of contract, declaratory relief, misrepresentation, or any other form of damage or theory of recovery whatsoever arising out of, based upon or relating to (a) the disputes, claims and counterclaims in the Arbitration, as well as any claims which could have been properly plead and tried in the Arbitration, (b) the 2002 ALA, (c) the PPAR Agreement, (d) Promacta, lasofoxifene, LGD-4665, LGD-4033, any EPO modulator or any other compound developed by Ligand alone or with a third party, that may have been subject to the 2002 ALA or the PPAR Agreement (other than bazedoxifene as to which the parties have agreed as set forth in Section 4.5) and (e) all payments “made under protest” by Ligand to Salk pursuant to Article 4.4 of the 2002 ALA. Salk and Ligand shall each bear their own attorneys’ fees and costs incurred in this action.

Salk and Ligand each acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS

WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO

EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE

RELEASE, WHICH IF KNOWN BY HIM MUST HAVE

MATERIALLY AFFECTED HIS SETTLEMENT WITH THE

DEBTOR.”

Each of the parties recognizes and understands that this section applies to and covers the aforementioned claims and hereby expressly waives any rights it may have under this section as well as under any other statutes or common law principles of similar effect.

8.	Dismissal of Arbitration. Within five business days after Effective Date of this Settlement Agreement, the parties shall file a Stipulation and Proposed Order with the American Arbitration Association, in the form attached hereto as Exhibit A, to effect a dismissal of the Arbitration with prejudice, including, without limitation, a dismissal of all claims and counterclaims asserted in the Arbitration. Each party shall bear its own costs and attorneys’ fees.

9.	Confidentiality. All confidential scientific, technical, and business information communicated by one party hereto to the other, including information contained in patent applications, shall be kept confidential by the recipient, which shall take all reasonable steps to ensure that such confidential information does not pass negligently or otherwise into the hands of those unauthorized to receive it. Notwithstanding the foregoing, a party hereto shall be relieved of such confidentiality obligations and not be prevented from disclosing any information received by it from the disclosing party if (a) the information was previously known to the recipient; (b) the information is or becomes generally available to the public through no fault of the recipient, including as a result of publications and/or laying open to inspection of any patent applications that the disclosing party may file; (c) the information is acquired in good faith in the future by the recipient from a third party who is not under an obligation of confidence to the disclosing party in respect to such information; (d) the information is required to be disclosed by the recipient to a third party by law or legal process, provided that should the receiving party be required to make such disclosure, they will take all reasonable steps to inform the disclosing party of such disclosure in sufficient time for the disclosing party to oppose such disclosure before it takes place; or (e) the information is approved by the disclosing party for disclosure by the recipient. The obligations imposed in this Section 9 will run for a period of [***] ([***]) years commencing from the Effective Date of this Settlement Agreement.

10.	Governing Law. This Settlement Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of California, United States of America, as applied to contracts executed and performed entirely within the State of California, without regard to conflicts of laws rules.

11.	Written Notices. All written notices, payments, and reports, except as otherwise set forth in this Settlement Agreement, shall be deemed to be effective when mailed, postage prepaid, by first class, registered or certified mail to:

(if to Salk)

The Salk Institute for Biological Studies

Attention: General Counsel

P. O. Box 85800

San Diego, California 92138

Copy to: Business Manager, Office of Technology Management

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

And

(if to Ligand)

Ligand Pharmaceuticals Incorporated

Attn: General Counsel

10275 Science Center Drive

San Diego, CA 92121

or to such other person or by such other means to which the parties may from time to time have agreed.

12.	Successors and Assigns. The terms of this Settlement Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of each party. An ownership change for Ligand or a planned dissolution of assets by Ligand shall not relieve the obligation to make any Payments to Salk.

13.	Entire Agreement: Integration. The terms and conditions of this Settlement Agreement and the attached Exhibit constitute the entire agreement between Salk and Ligand and supersede all prior negotiations, representations, letters of intent, agreements and understandings, either or in writing, between Salk and Ligand. This Settlement Agreement shall not be amended, supplemented or abrogated other than by a written instrument signed by the authorized representative of each party.

14.	No Waiver. The failure of either party to enforce at any time any of the provisions of this Settlement Agreement, or any rights in respect of it, or to exercise any election provided in it, shall in no way be considered to be a waiver of such provisions, rights or elections, and shall in no way affect the validity of this Settlement Agreement.

15.	Compromise And Settlement. This Settlement Agreement is entered into solely by way of compromise and settlement of the Arbitration and the dispute between Ligand and Salk and is not and shall not be construed as an admission of liability, responsibility or fault by either party.

16.	Counterparts. This Settlement Agreement may be executed in one or more counterparts by each party and their attorneys, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

17.	Effective Date. The effective date of this Settlement Agreement shall be the last date on which this Agreement has been signed by both parties.

18.	Headings. The headings used in this Settlement Agreement are inserted for reference only and shall not be deemed to be a part of the text.

19.	Additional Assurances. Ligand and Salk agree to execute, acknowledge and deliver such further instruments, and to do such other acts, as may be reasonably necessary in order to carry out the intent and purposes of this Settlement Agreement.

20.	Severability of Provisions. The invalidity or unenforceability of any provision of this Settlement Agreement shall in no way affect the validity or enforceability of any other provision of this Settlement Agreement.

21.	Drafting. Each party acknowledges and affirms that the parties have cooperated in drafting and preparation of this Agreement. Hence, in any construction of this Agreement, the same shall not be construed against any party.

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Dated: September 2, 2008	LIGAND PHARMACEUTICALS INCORPORATED

	By:	/s/ Charles S. Berkman
	Its:	Vice President, General Counsel & Secretary

APPROVED AS TO FORM AND CONTENT THIS 2nd DAY OF SEPTEMBER, 2008

LATHAM & WATKINS LLP

By:	/s/ Stephen P. Swinton
Stephen P. Swinton Attorneys for Ligand Pharmaceuticals Incorporated

Dated: September 2, 2008	THE SALK INSTITUTE FOR BIOLOGICAL STUDIES

	By:	/s/ Gary H. Silverstein
	Its:	General Counsel, Assistant Secretary

APPROVED AS TO FORM AND CONTENT THIS 2nd DAY OF SEPTEMBER, 2008

COOLEY GODWARD KRONISH LLP

By:	/s/ Anthony M. Stiegler
Anthony M. Stiegler Attorneys for The Salk Institute for Biological Studies